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EXHIBIT 10.16

[REALITY NETWORKS LETTERHEAD]

September 28, 2001

VIA FACSIMILE—(604) 535-7320

Dr. David Gane
Dicom Imaging Systems, Inc.
15047 Marine Drive
White Rock, B.C.
Canada V4B 1C5

  Re: Letter of Intent

Dear David:

    Reality Networks, Inc. a Delaware corporation ("Seller"), is pleased to present this Letter of Intent pursuant to which Seller will execute a share-for-share exchange agreement with Dicom Imaging Systems, Inc., a Nevada corporation ("Buyer"; the "Transaction") whereby, among other things, all of Seller's capital stock and other securities convertible or otherwise exchangeable into Seller's capital stock will be exchanged for certain shares of Buyer's common stock. Seller and Buyer may be referred to herein individually as the "Company," and collectively as the "Companies."

    This letter reflects in general our current understanding and of course, except as expressly set forth herein, is not intended to be a binding agreement between us. There shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, "handshakes," oral understandings, or courses of conduct (including reliance and changes of position). The purpose of this letter is to set forth those points upon which we have agreed in principle and to confirm our joint intentions with respect to the Transaction.

    In connection with the consummation of the Transaction contemplated by this Letter of Intent, Buyer and Seller shall perform a share-for-share exchange, principally described as follows:

1.
The Share Exchange.

1.1
Prior to the closing date of the Transaction, Buyer will effect a reverse stock split so that all issued and outstanding common stock of Buyer equals 1,000,000 shares of Common Stock. On the closing date of the Transaction (the "Closing Date"), Buyer shall issue to the shareholders of Seller (the "Seller's Shareholders") an aggregate of approximately 9,000,000 million shares of the common stock of Buyer (the "Shares"). Notwithstanding the foregoing, if immediately following the closing of the Transaction (the "Closing") the aggregate percentage ownership of outstanding shares of Common Stock of Buyer owned by the Seller's Shareholders is less than 90% (which amount represents the target percentage ownership of Buyer by the Seller's Shareholders immediately following the Closing), then Buyer will issue to the Seller's Shareholders that additional number of shares of Common Stock of Buyer to increase the percentage ownership of the Seller's Shareholders to 90%. The shares of Common Stock of Buyer to be issued to the Seller's Shareholders pursuant to this paragraph 1.1 shall be distributed to each of Seller's Shareholder on a pro rata basis according to that Seller's Shareholder's percentage ownership of shares of common stock of Buyer.

1.2
In the event the closing price of Buyer's Common Stock on the Over-the-Counter Electronic Bulletin Board equals or exceeds $0.50 per share at any time on or prior to the closing, then Buyer may terminate this Transaction without liability to Seller or any of its officers, directors, shareholders, agents, or any other party associated with the preparation, negotiation and contemplated closing of the Transaction.

2.
Conditions to Closing of Transaction.

    Buyer and Seller understand and agree that consummation of the above-described Transaction is subject to the following:

  2.1
  The approval of the transaction by the Board of Directors and Shareholders of Buyer and Seller.

  2.2
  The ownership by Buyer at closing of the assets of Seller, which shall be free and clear of any and all liens and/or encumbrances, except as otherwise agreed to between Buyer and Seller.

  2.3
  The preparation, negotiation, execution and delivery of a Share Exchange Agreement satisfactory to Buyer and Seller, which shall contain all representations, conditions, covenants and agreements customary for a transaction of this nature described herein and shall provide for obtaining all requisite corporate and other consents and approvals.

  2.4
  The satisfactory completion of a review and investigation by Buyer and Seller, their counsel and agents, of the business, assets, financial condition and prospects of Buyer and Seller.

  2.5
  The form of the transaction and the documentation and agreements entered into in connection with the transaction contemplated herein being in form and substance satisfactory to Buyer and Seller (the "Definitive Agreements").

3.
Deadlines.

    If the Definitive Agreements have not been executed and delivered by 5:00 p.m. Pacific Standard time on October 10, 2001, despite the parties good faith negotiation towards that end ("Drop Dead Negotiation Date"), then the obligation of the parties to go forward with negotiations shall terminate unless extended in writing by mutual agreement. In addition, the Definitive Agreements will provide that, unless extended in writing by mutual agreement, they shall terminate and be of no further force or effect if the Transaction is not consummated by 5:00 p.m. Pacific Standard time on October 10, 2001 ("Drop Dead Consummation Date").

4.
Maintenance of Status Quo.

    Seller agrees, for a period ending with the Drop Dead Negotiation Date (or if Definitive Agreements are executed, ending with the Drop Dead Consummation Date) that, unless otherwise consented to in writing by Buyer, it shall:

  4.1
  Carry on its business in substantially the same manner as heretofore and not introduce any material new method of management, operation or accounting.

  4.2
  Maintain its properties, facilities and equipment and other assets in as good working order and condition as at present, ordinary wear and tear excepted.

  4.3
  Perform all its material obligations under debt and lease instruments and other agreements relating to or affecting its assets, properties, equipment and rights.

  4.4
  Maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, except in the ordinary course of business, but subject further to the limitations contained in section 6.4 hereof.

  4.5
  Keep in full force and effect present insurance policies or other comparable insurance coverage.

  4.6
  Use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its ongoing relationship with suppliers, customers and others having business relations with it.

  4.7
  Not effect any change in the capital structure of the organization, including, but not limited to, the issuance of any option, warrant, call, conversion right or commitment of any kind with respect to its capital stock or the purchase or other reacquisition of any outstanding shares of treasury stock with the exception of converting certain outstanding senior convertible note instruments into equity.

  4.8
  Maintain present salaries and commission levels for all officers, directors, employees and agents, except that Buyer may conduct its customary reviews of its employees' work performance, in which case Seller may not increase its employees' salaries more than 12% per annum

  4.9
  Prohibit expenditures outside the normal course of business.

  4.10
  Maintain compliance with all permits, laws, rules and regulations, consent orders, etc.

  4.11
  Not declare any dividends nor pay out bonuses other than normal merit bonuses to employees, fees, extraordinary commissions or any other unusual distributions to the stockholders, directors, management or other personnel.

5.
No Shop.

    Seller agrees, for a period ending with the Drop Dead Negotiation Date (or if Definitive Agreements are executed ending with the Drop Dead Consummation Date) that, unless required under the Definitive Agreements or otherwise consented to in writing by Buyer, it shall not:

  5.1
  Issue any equity securities to any party other than the other company, except pursuant to an existing employee benefit plan or upon exercise of warrants or options outstanding on the date hereof or conversion of convertible securities outstanding on the date hereof.

  5.2
  Merge with or into any other entity other than Buyer.

  5.3
  Sell any material assets or a substantial amount of its assets to any person or entity other than Buyer.

  5.4
  Incur any indebtedness in excess of US $3,000, notwithstanding indebtedness incurred in Seller's ordinary course of business, to any person or entity other than Buyer, without written approval by Buyer.

  5.5
  Submit any proposal to its shareholders which, if approved, would result in a sale or agreement to sell any equity interest in it in excess of 1% to any person or entity other than Buyer other than in the ordinary course of business or pursuant to agreements existing on the date hereof without written approval by Buyer.

  5.6
  Submit for consideration by its Board of Directors any proposal involving, or enter into negotiations with, any party other than Buyer with respect to any transaction in 6.1 through 6.5 above.

6.
Confidentiality.

    Buyer and Seller will hold and cause its respective employees, agents and advisors to hold in confidence all documents and information concerning the other company, as the case may be, which have been or will be furnished in connection with the Transaction contemplated hereby. Whether or not the Transaction is consummated, such confidential treatment will be maintained for a period of not less than three (3) years from the Effective Date, except to the extent such information (a) was previously known to the receiving party prior to disclosure by the disclosing party, (b) is in the public domain through no fault of the receiving party, (c) is lawfully acquired by the receiving party from a third party under no obligation of confidence to the disclosing party, or (d) is required by law to be disclosed. Such documents and information will not be used for either the benefit of the receiving party or the detriment of the disclosing party otherwise in any manner, and all documents, materials and other written information provided by the disclosing party to the receiving party, including all copies and extracts thereof, will be returned to the disclosing party promptly upon written request.

7.
Publicity/Regulatory Reports.

    All regulatory reports, permit applications and filings, and all press releases, announcements or other publicity pertaining the Transaction will be in mutually agreeable form, subject to any applicable regulatory requirements.

8.
Governing Law.

    This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to any requirements thereof which might otherwise cause the application of the law of another jurisdiction.

9.
No Binding Obligation.

    Except as otherwise provided herein, this Letter of Intent is intended to serve only as a mutual expression of the intentions of the parties, and the parties shall not be legally obligated with respect to the contemplated Transaction unless and until formal Definitive Agreements in mutually satisfactory form are agreed upon, approved by the respective Board of Directors (and, if necessary, shareholders) of the Companies, and executed and delivered by the Companies, whereupon the provisions of the Definitive Agreements will supercede this Letter of Intent.

10.
Counterparts.

    This Letter of Intent may be signed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

11.
Nature of Obligations.

    This letter constitutes an expression of our understandings relating to the Transaction and does not contain all matters upon which agreement must be reached. A Transaction will result only from the execution of definitive agreements, subject to the terms and conditions expressed therein. This letter is not intended to be legally binding upon the parties hereto except to the extent of the provisions of paragraph 6 hereof is meant to be a binding obligation.

    Please indicate your acceptance of this Letter of Intent by signing the signature page of this letter and returning it to us at our office by hand, courier service or facsimile prior to 5:00 p.m. Pacific Standard time on October 5, 2001. This offer will expire if not accepted by you before then. If you accept this offer, we will distribute fully executed original counterparts of this letter to each accepting party.

Sincerely,
REALITY NETWORKS, INC.

/s/ BRENT HAINES Name: Brent Haines Title: Chief Executive Officer

    Accepted and agreed this 2nd day of October, 2001.

DICOM IMAGING SYSTEMS, INC

/s/ DR. DAVID GANE Dr. David Gane, President and CEO

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EXHIBIT 10.16 [REALITY NETWORKS LETTERHEAD]